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                                                                     Exhibit 2.3

                            STOCK PURCHASE AGREEMENT
                            ------------------------
     This Stock Purchase Agreement ("Agreement") is entered into as of the 26th day of November, 1997, by and among The Providence Service Corporation, a Delaware corporation ("Buyer"), Family Preservation Services, Inc., a Virginia corporation ("FPS"), and Richard P. Little ("Little"), Parker Nielsen ("Mr. Nielsen"), Roberta Nielsen ("Ms. Nielsen") and Karen Percy ("Percy") in their individual capacities (each of Little, Mr. Nielsen, Ms. Nielsen and Percy, individually a "Seller" and collectively "Sellers").

                                   WITNESSETH:

     Sellers are the record and beneficial owners of 25,000 shares of common stock of FPS ("FPS Shares"), constituting all of the issued and outstanding shares of stock of FPS. The FPS Shares are held as follows:

                                     % OWNERSHIP
NAME                # OF SHARES   ("Sharing Ratio")
---------------    ------------   -----------------
Little                   18,875                75.5%
Mr. Nielsen               2,500                  10%
Ms. Nielsen               2,500                  10%
Percy                     1,125                 4.5%
                   ------------   -----------------
                         25,000                 100%

     Buyer desires to purchase, and Sellers desire to sell to Buyer, all of the legal and beneficial right, title and interest in the FPS Shares, in exchange for: (i) 588,000 shares of Buyer's common stock, (ii) the sum of $1,570,000 cash, (iii) convertible promissory notes in the aggregate principal amount of $1,000,000, (iv) a deferred payment in the aggregate amount of $500,000 (the "Deferred Payments") and (v) up to $250,000 ("Earn-Out Amount") based upon the Net Earnings (as hereinafter defined) of FPS for the fiscal year ended December 31, 1998;

     Effective as of November 26, 1997, Buyer entered into a Securities Purchase Agreement and Stockholders Agreement ("Stockholders Agreement") with Eos Partners SBIC, L.P. ("EOS") whereby Buyer issued shares of its Series A Preferred Stock to EOS ("EOS Financing"). As a condition of the EOS Financing and the Stockholders Agreement, Little is required to join in and become a party to the Stockholders Agreement by executing a Management Joinder ("Management Joinder").

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     NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and undertakings hereinafter made, it is agreed as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

     1.1 Purchase and Sale. In reliance upon the representations, warranties, covenants and agreements of the parties set forth herein, for the consideration set forth in Section 1.2 and upon and subject to the terms and provisions of this Agreement, Buyer hereby purchases from Sellers, and Sellers hereby sell, transfer, assign and deliver to Buyer the FPS Shares, free and clear of all liens, claims, charges, limitations, agreements and restrictions whatsoever.

     1.2    Purchase Price.

            1.2.1 At Closing. In consideration for the sale and transfer of the FPS Shares, at Closing, Buyer hereby agrees to provide the following consideration to Sellers consisting of shares ("Buyer Shares") of Buyer's common stock, $.001 par value ("Common Stock"), cash, and convertible promissory notes (the "Promissory Notes"):

                                                                     PRINCIPAL
                                                                      AMOUNT
                              BUYER                  DEFERRED      OF PROMISSORY
NAME                  SHARES        CASH             PAYMENTS         NOTES
----------------   ------------    ------------    ------------    -------------
Little                  443,940    $  1,202,500    $    377,500    $     755,000
Mr. Nielsen              58,800         150,000          50,000          100,000
Ms. Nielsen              58,800         150,000          50,000          100,000
Percy                    26,460          67,500          22,500           45,000
                   ------------    ------------    ------------    -------------
   TOTAL                588,000    $  1,570,000    $    500,000    $   1,000,000

            The Promissory Notes shall be in the form of Exhibit "A" attached hereto and incorporated herein by reference. The Promissory Notes shall bear interest at the rate of seven percent (7%) per annum and shall mature on the third anniversary of the Closing, as defined in Section 1.4 hereof. Principal and interest shall be payable at maturity in accordance with the terms thereof. The aggregate principal amount of the Promissory Notes shall be convertible at the option of the holder at any time into Common Stock at the rate of $1.70 per share ("Conversion Rate") and shall automatically convert into Common Stock at the Conversion Rate upon an "Initial Public Offering" (as defined below) by Buyer. The Conversion Rate will be subject to adjustment from time to time as specified in the Promissory Notes.

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            For purposes of this Agreement, "Initial Public Offering" is defined as the offering by Buyer of Buyer's shares to the public pursuant to a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

            1.2.2 Deferred Payments. The Deferred Payments shall be payable on April 15, 1999.

            1.2.3 Earn-Out Payments. In addition to the consideration set forth in paragraphs 1.2.1 and 1.2.2, Sellers (each in proportion to their Sharing Ratios) shall be entitled to receive an amount not to exceed $250,000 ("Earn-Out Amount"), equal to the excess, if any, of the Net Earnings of FPS for the Target Year over $450,000. The "Target Year" shall be the fiscal year ending December 31, 1998. The Net Earnings of FPS for the Target Year shall be determined by subtracting the expenses (before state and federal income taxes) of FPS for the Target Year from its gross revenues and shall be conclusively determined by reference to the audited financial statements of Buyer for the Target Year. Buyer agrees that at least until the end of the Target Year, it will operate the business of FPS either as a subsidiary corporation or as a separate division for which separate financials are maintained and that it will allocate to FPS (or the division representing FPS) no more than its pro rata share of any corporate overhead expenses of Buyer requested by or directly benefitting FPS.

     1.3 Additional Stock Issuance. The parties further acknowledge that additional stock issuances may be made by Buyer in the future, including the possible issuances to private investors and the possible Initial Public Offering of as yet undetermined amounts; provided that the foregoing acknowledgment shall not be construed in any way to obligate Buyer to issue any of its stock in any amounts or for any purposes whatsoever (including, without limitation, the purposes set forth above), nor shall the foregoing acknowledgment be construed to limit Buyer's power, authority or right to issue its stock in any amounts whatsoever for purposes other than those set forth above.

     1.4 Closing. Closing of the transactions contemplated hereby (the "Closing") shall occur upon and at the time of the execution of this Agreement.

            (a) At Closing, Sellers, respectively, or a named Seller, as applicable, shall deliver to Buyer the following:

                 (i) Certificates evidencing the number of FPS Shares each Seller owns as described on page 1 of the recitals hereof, all of which have been duly endorsed in proper form for transfer to Buyer;

                 (ii) Fully executed Investor Joinders in the form attached hereto as Exhibit "B", except that Little shall execute and deliver a Management Joinder in the form attached hereto as Exhibit "C"; by which Sellers will join in and become parties to the Stockholder's Agreement;

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                 (iii) Little shall execute and deliver to Buyer that certain
Non-Competition and Non-Solicitation Agreement with Buyer in form attached hereto as Exhibit "D";

                 (iv) A certificate of good standing issued by the Virginia Secretary of State for FPS.

                 (v) An opinion dated as of the date hereof of Sokol & Jones, counsel to the Sellers, with respect to the matters set forth in the form attached hereto as Exhibit "D" and in form and substance reasonably satisfactory to Buyer.

            (b) At Closing, Buyer shall deliver to the respective Sellers the following:

                 (i) A certificate, issued in the name of such Seller, evidencing the number of Buyer Shares that such Seller is entitled to receive in accordance with Section 1.2;

                 (ii) Cash or immediately available funds in the name of such Seller, in the dollar amount that such Seller is entitled to receive in accordance with Section 1.2; and

                 (iii) The Promissory Notes, made payable to such Seller, evidencing the principal amount that such Seller is entitled to receive in accordance with Section 1.2.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers jointly and severally represent and warrant to Buyer and FPS the following:

     2.1 Organization. FPS is a corporation, duly organized, validly existing and in good standing under the laws of the State of Virginia, with all requisite power to own, lease and/or operate all of its property and assets and to carry on its business as it is now being conducted. This Agreement and such related agreements, documents and instruments are and will be valid and binding obligations of Sellers enforceable against Sellers in accordance with the terms hereof and thereof.

     2.2    Conflicting Agreements and Instruments.

            (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof by Sellers will not (a) violate any existing provision of any law or violate any existing decree applicable to Sellers or FPS; (b) conflict with or result in a breach of FPS's organizational documents, any of the Obligations (as defined in Section 2.8) or any other material agreement or instrument to which Sellers or FPS are a

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party or by which Sellers or FPS or the Assets (as defined in Section 2.7) are bound or subject; (c) constitute a breach or default of or an acceleration under, or an event that with the passing of time or giving of notice or both would constitute a breach or default of or acceleration under, any of the items described in (b) above; or (d) result in the creation or imposition of any lien, charge, security interest, encumbrance or claim upon or in any of the Assets.

            (b) Sellers do not represent or warrant that any of the parties with whom FPS has a current contract or agreement will not exercise a right of cancellation or termination such party may have under such contract or agreement (other than as a result of any matter, event or circumstance which could constitute the breach of a representation or warranty hereunder including under
Section 2.2(a) hereunder); provided, however, Sellers warrant that they are not aware that any such party intends to exercise or would consider exercising such right of cancellation or termination as a result of the transaction contemplated by this Agreement or for any other reason.

     2.3 Filings, Consents and Approvals. Except as set forth on Schedule 2.3, the execution, performance and delivery by Sellers of this Agreement and the related agreements, instruments and documents referred to herein, and the consummation of the transactions contemplated by the foregoing, do not require the consent, approval or action of, or any filing with, or notice to, any corporation or any person, firm or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. Sellers covenant and agree that with respect to this Section 2.3, they will use their best efforts to secure the necessary consents and/or approvals for those items listed on Schedule 2.3.

     2.4 Financial Statements; Absence of Undisclosed Liabilities. The unaudited balance sheet and profit and loss statement of FPS as and for the years ended December 31, 1995 and December 31, 1996, for the period ended June 30, 1997 and the months of July, August and September, 1997 (collectively, the "Financial Statements"), delivered to Buyer (a) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, (b) are true and accurate in all material respects and (c) fairly present in all material respects the financial position of FPS as of the respective dates thereof and the results of operations for each such year or period.

     2.5 Absence of Certain Changes. Except as set forth on Schedule 2.5, since June 30, 1997, there has not been (a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business or properties of FPS; (b) any material increase in the compensation payable or to become payable by FPS to any of its employees or agents, or any bonus payment or material arrangement made to or with any of them; (c) any mortgage, pledge or subjection to any lien, charge, or encumbrance of any kind of any of FPS's assets, tangible or intangible; (d) any sale or transfer of any of the Assets; (e) any sale, assignment, license or transfer by FPS of any patents, trademarks, trade names, copyrights, licenses, computer software programs or other intangible assets used in the operation of its business; (f) any amendment or termination of any

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material contract, agreement or license relating to its business to which FPS is a party other than in the ordinary course of business; (g) any payment or distribution made or dividend paid to any stockholder of FPS; or (h) any commitment to do or take any of the actions contemplated by paragraphs
(b),(c),(d),(e), (f) or (g) of this Section 2.5.

     2.6 Litigation. Except as set forth on Schedule 2.6, FPS and Sellers are not bound by any order, judgment, stipulation or consent decree of any court or other governmental authority, and there is not pending or threatened any suit, action, employee controversy, or legal, administrative, arbitration, or other proceeding or governmental investigation, which would affect the Assets, operations of the business as presently conducted, or the transactions contemplated by this Agreement, nor, to the knowledge of FPS or Sellers is there any basis therefor.

     2.7 Assets. The Asset Schedule attached hereto as Schedule 2.7 contains a complete and correct list or description of FPS's assets as of September 30, 1997, and includes, without limitation, the following (collectively, the "Assets"): (a) all items of tangible personal property and fixtures of whatever kind or nature which are owned by FPS, used in the operation of its business in the ordinary course and which have a value in excess of $1,000 (collectively, the "Personal Property"); (b) a description of all contracts, leases, licenses, memberships, agencies, permits and agreements to which FPS is a party or an assignee of a party (collectively, the "Contracts"); (c) a list of all copyrights, trademarks, trade names, patents and other similar rights, including applications and registrations therefor, owned or used by FPS in the operation of its business (collectively, the "Intellectual Property"); (d) the amount of cash, stock and other securities; (e) a description of any tax claims and tax refunds; (f) the dollar value of accounts receivable; and (g) a description of all employee benefit programs and plans as defined in Section 2.12.

     2.8 Liabilities. The Liability Schedule attached hereto as Schedule 2.8 contains the following as of September 30, 1997 (collectively, the "Obligations"): (a) the dollar value of FPS's accounts payable; (b) a description of any outstanding loans to FPS; and (c) a description of any other known liabilities and obligations of FPS of any nature, past, present, future, fixed or contingent. "Obligations" includes all liabilities and obligations of FPS under the Contracts.

     2.9    Title to and Condition of Property. Except as set forth on Schedule
2.9:

            (a) Title. FPS has good, marketable and exclusive title to and undisputed possession of all of its tangible personal property and improvements included among the Assets, free and clear of all liens, encumbrances, mortgages, claims, charges or demands of any nature.

            (b) Condition. All of the tangible personal property and improvements included among the Assets are in good condition, ordinary wear and tear excepted, are not obsolete, are suitable for use in the ordinary course of business and are otherwise in such condition and repair so that the business can operate in compliance with all applicable federal and state laws.

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            (c)  Insurance. The tangible personal property and improvements included among the Assets and any real property and improvements therein which are leased are insured in amounts adequate to replace or repair any casualty or other loss to any of the Assets, leased property and improvements, pursuant to a casualty insurance policy of a type reasonable and customary in the industry.

            (d) Removal of Assets. No material item of equipment or other tangible assets used in the operation of the business at any time within the past twelve months has been removed from the business except in the ordinary course of business.

     2.10 Contracts and Commitments. Schedule 2.10 lists complete and accurate copies of all material written and oral contracts, leases, agreements and other commitments relating to the business of FPS to which FPS is a party which include the contracts, leases, agreements and commitments that constitute or evidence the Obligations (together, the "Contracts"). The Contracts listed on
Schedule 2.10 are not subject to any oral agreements, modifications, addenda or other understandings of any kind or nature. As of Closing, FPS will not be in default under, and will not have committed any act that with the passing of time or the giving of notice would constitute a default under, any of the Contracts, and the Contracts will be in full force and effect in accordance with their terms.

            Sellers and FPS further covenant and agree that they will use their best efforts to enter into a formal management agreement with Family Preservation Services of S.C., Inc., a non-profit corporation.

     2.11 Licenses; Permits. FPS has all licenses and permits (as the case may be) necessary to operate its business and to conduct all related business in the ordinary course, and such licenses and permits are in full force and effect. Such licenses and permits are listed on Schedule 2.11. No material violations are outstanding in respect of such licenses or permits, or any of them, and there is pending no proceeding to revoke or limit any of them. FPS is in compliance in all material respects with the applicable laws and regulations governing the operation of its business and the Assets owned by it.

     2.12 Employees; Employee Benefits. Schedule 2.12 identifies all employee benefit programs and plans maintained with respect to employees of FPS, including, but not limited to, group health and accident coverage and vacation and sick pay policies, and all contracts and understandings with employees, and all such programs, plans, contracts and understandings are in full force and effect without default. There are no oral agreements with any employees relating to term of employment, termination benefits, stock ownership, stock options, or other employee benefits or perquisites. FPS does not currently maintain a pension or profit sharing plan, and has

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never maintained a pension or profit sharing plan for which any remaining liability or obligation exists.

     2.13 Unions. FPS is not a party to any contract with a labor union and no election or proceeding relating to labor relations is pending or threatened.

     2.14 Taxes. Except as set forth on Schedule 2.14, all federal, state, county and local income, gross receipts, excise, property, franchise, license, sales, transaction privilege, withholding and other taxes have been timely paid and appropriate returns have been timely filed. There are no tax liens on any of the Assets and there are not pending, asserted or threatened against FPS any tax examination or audit or tax claims.

     FPS (and any predecessor of FPS) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence since 1992 and FPS will be an S corporation up to and including the Closing Date.

     Neither FPS nor any qualified subchapter S subsidiary of FPS has, in the past 10 years, (a) acquired assets from another corporation in a transaction in which FPS tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (b) acquired the stock of any corporation which is a qualified subchaper S subsidiary.

     FPS and Sellers will not revoke FPS's election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. FPS and Sellers will not take or allow any action other than the sale of FPS stock pursuant to this Agreement that would result in the termination of FPS's status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

     FPS has made full and adequate provision on its September 30, 1997 balance sheet for all material taxes payable by it for all periods prior to the date of such balance sheet.

     2.15 Copyrights, Etc. All copyrights, call signs, trademarks, trade names, patents and other similar rights used in connection with the operation of FPS's business are valid, in good standing and uncontested. FPS will, upon consummation of this Agreement, possess adequate rights, licenses and other authority to use all copyrights, trademarks, trade names, patents and other similar rights necessary to conduct its operations as now conducted.

     2.16 Capitalization. FPS has an authorized capitalization consisting solely of 25,000 shares of common stock having par value of $4.00, of which 25,000 are issued and outstanding on the date hereof (the "FPS Shares" as defined on page 1 hereto). The FPS Shares have been validly issued and are fully paid and nonassessable, and no other stock or securities of FPS

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other than the FPS Shares are issued or outstanding. None of FPS's Shares are held by it as treasury stock. FPS has not issued and no stockholder has taken any actions that may result in the creation in any party of, any options, warrants or other rights to purchase or subscribe for or otherwise obtain (or any commitment or obligation of any kind to issue) any shares of FPS stock or any other security of FPS. Little, Mr. Nielsen, Ms. Nielsen and Percy are the Sellers of FPS Shares.

     2.17 Corporate Documents. FPS has heretofore delivered to Buyer each of the following documents, which are, on and as of the date of execution of this Agreement, true, correct and complete: (a) Certificate of Incorporation of FPS, and all amendments thereto; (b) Bylaws of FPS and all amendments thereto; (c) minutes of all meetings of the stockholders of FPS; (d) minutes of all meetings of the Board of Directors of FPS; and (e) list of all current officers and directors of FPS

     2.18 Continuing Relationship with Buyer. Little and Percy acknowledge that they (a) are executive level employees of FPS, (b) have been, and continue to be, intimately involved in the business planning and operations of FPS, and
(c) have had, and continue to have, access to detailed information with respect to the business, financial condition, results of operations and prospects of FPS.

     2.19   Review of Documents/Access to Information. Sellers acknowledge that
(a) they have received and carefully reviewed a copy of the Certificate of Incorporation and Bylaws of Buyer; (b) they have received and carefully reviewed a copy of the financial statements as of June 30, 1997 of Buyer; (c) they have received all information concerning Buyer Shares that they have requested; (d) as a result of their relationship with FPS, their review of the aforementioned documents and their prior overall experience in financial matters and the business of Buyer, they are properly able to evaluate the capital structure of Buyer, the business of Buyer and the risks inherent therein; (e) they have been given the opportunity to obtain any additional information or documents from, and to ask questions and receive answers of, the officers and representatives of Buyer to the extent necessary to evaluate the merits and risks related to their investment; and (f) their acquisition of securities of Buyer is consistent, in both nature and amount, with their overall investment program and financial obligations.

     2.20 Investment. Buyer Shares acquired by them are being acquired by them for their account for investment, and they will not sell or otherwise dispose of Buyer Shares except in compliance with the Securities Act of 1933, as amended (the "1933 Act"), the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder, applicable "blue sky" laws and the terms of this Agreement.

            Prior to making any disposition of Buyer Shares, Sellers will give written notice to Buyer describing the manner of such proposed disposition. Sellers will not effect such proposed disposition until either (a) Buyer has notified them that, in the opinions of Buyer counsel, no registration of Buyer Shares under the 1933 Act or registration or qualification under the

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securities or "blue sky" laws of any state is required in  connection  with such proposed disposition, or (b) a registration statement under the 1933 Act covering such proposed disposition has been filed by Buyer with the Commission and has become effective under the 1933 Act and compliance with applicable state securities or "blue sky" laws has been effected.

            Sellers are familiar with Rule 144, as amended, under the 1933 Act, and they have been advised that Rule 144 is not currently and may not in the future become available to permit resales by them of Buyer Shares. Sellers understand that, to the extent that Rule 144 is not available, they will be unable to sell Buyer Shares without either registration under the 1933 Act or the existence of another exemption from such registration requirement. Sellers acknowledge that Buyer has no obligation to Sellers to register Buyer Shares.

     2.21 Authority. Sellers have full right, power and authority to enter into this Agreement.

     2.22 Related Party Transactions. Except as set forth on Schedule 2.22 and except for compensation to regular employees of FPS, no current or former affiliate of FPS, any of its subsidiaries or any associate thereof, is now, or has been during the last five fiscal years, (i) a party to any transaction or contract with FPS, (ii) indebted to FPS, or (iii) the direct or indirect owner of an interest in any person which is a present or potential competitor, supplier or customer of FPS (other than non-affiliated holdings in publicly held companies), nor does any such person receive income from any source other than FPS which should properly accrue to FPS. Except as set forth on Schedule 2.22, no current or former affiliate of FPS, any of FPS's subsidiaries or any associate thereof is a guarantor or otherwise liable for any liability (including indebtedness) of FPS.

     2.23 Advisors. Sellers acknowledge and warrant to Buyer that they have received independent legal and tax advice with respect to this Agreement and the transactions contemplated hereby and all other documents in connection herewith; including the Stockholders Agreement. Sellers have obtained such advice to the extent they deem it appropriate and have otherwise had a full and fair opportunity to consult with such legal and tax advisors and obtain from Buyer such information as they have deemed appropriate to consider the advisability of entering into the foregoing agreements.

     2.24 Disclosure. No representation or warranty of Sellers in this Agreement contains any untrue statement of a known material fact, or fails to state a known material fact necessary to make the statements contained herein or therein not misleading as of the date of representation or warranty.

            Neither this Agreement, any of the Schedules or Exhibits, nor any other written material, when viewed separately or together, delivered to Buyer or any of its respective directors, officers, partners, employees, representatives or agents contains any untrue statement of a material fact or

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omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading as of the date hereof.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

             Buyer represents and warrants to Sellers the following:

     3.1 Organization; Power and Authority of Buyer. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power to own all of its property and assets and to carry on its business as it is now being conducted, and to execute, perform and deliver this Agreement and related agreements, documents and instruments referred to herein and to consummate the transactions contemplated by the foregoing. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Buyer, all requisite consents and approvals have been obtained by Buyer to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement and such related agreements, documents and instruments are and will be valid and binding obligations of Buyer, enforceable against Buyer in accordance with the terms thereof.

     3.2 Conflicting Agreements and Instruments. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof by Buyer will not, as of the Closing (a) violate any existing provision of any law or violate any existing decree applicable to Buyer; (b) conflict with or result in a breach of Buyer's organizational documents or any other material agreement or instrument to which Buyer is a party or by which Buyer is bound or subject; (c) constitute a breach or default of or an acceleration under, or an event that with the passing of time or giving of notice or both would constitute a breach or default of or acceleration under, any of the items described in (b) above; or (d) result in the creation or imposition of any lien, charge, security interest, encumbrance or claim upon or in any of Buyer's assets.

     3.3 Filings, Consents and Approvals. Except as set forth on Schedule 3.3, the execution, performance and delivery by Buyer of this Agreement and the related agreements, instruments and documents referred to herein, and the consummation of the transactions contemplated by the foregoing, do not require the consent, approval or action of, or any filing with, or notice to, any corporation or any person, firm or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

     3.4 Litigation. Except as set forth on Schedule 3.4, Buyer is not bound by any order, judgment, stipulation or consent decree of any court or other governmental authority, and there is not pending or threatened any suit, action, employee controversy, or legal, administrative,

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arbitration, or other proceeding or governmental investigation, which would affect the transactions contemplated by this Agreement, nor, to the knowledge of Buyer is there any basis therefor.

     3.5 Contracts and Commitments. Buyer has provided access to Sellers to complete and accurate copies of all written contracts, leases, agreements and other commitments to which Buyer is a party and all other documents it may request to deliver. As of Closing, Buyer will not be in default under, and will not have committed any act that with the passing of time or the giving of notice would constitute a default under, any of such agreements and will be in full force and effect in accordance with their terms.

     3.6 Copyrights, Etc. All copyrights, trademarks, trade names, patents and other similar rights used by Buyer are valid, in good standing and uncontested. Buyer will, upon consummation of this Agreement, possess adequate rights, licenses and other authority to use all the copyrights, trademarks, trade names, patents and other similar rights necessary to conduct its operations as now conducted.

     3.7    Capitalization of the Buyer and its Subsidiaries.

            (a) Immediately upon consummation of the Closing, the authorized capital stock of the Buyer shall consist of :

                 (i) 4,000,000 shares of preferred stock ("Preferred Stock") of which 3,750,000 shares will be designated Series A Preferred Stock, all of which designated shares will be issued and outstanding, fully paid and nonassessable, with no liability attaching to the ownership thereof; and

                 (ii)  12,000,000 shares of the Buyer's Common Stock, of which
(A) 5,768,000 shares will be issued and outstanding, fully paid and nonassessable, (B) 3,750,000 shares will be reserved for issuance upon conversion of the Preferred Shares, and (C) a total of 500,000 shares will be reserved for issuance upon exercise of employee options.

            (b) Immediately upon consummation of the Closing, the authorized capital stock of its wholly-owned subsidiary, Parents and Children Together, Inc., shall consist of 2,100 shares of common stock, no par value per share, of which all of the shares that will be outstanding will be owned by the Buyer and be fully paid and nonassessable.

            (c) Except as contemplated by or disclosed in the Eos Financing documents, there are, and immediately after consummation of the Closing there will be, no (i) outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which the

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

Buyer or any of its subsidiaries is or may become obligated to issue or sell any shares of its capital stock or other securities or (ii) preemptive or similar rights to purchase or otherwise acquire shares of the capital stock or other securities of the Buyer or any of its subsidiaries.

     3.8 Licenses; Permits. Buyer has all licenses and permits (as the case may be) necessary to operate its business and to conduct all related business in the ordinary course, and such licenses and permits are in full force and effect. No material violations are outstanding in respect of such licenses or permits, or any of them, and there is pending no proceeding to revoke or limit any of them. Buyer is in compliance in all material respects with the applicable laws and regulations governing the operation of its business and the assets owned by it.

     3.9 Unions. Buyer is not a party to any contract with a labor union and no election or proceeding relating to labor relations is pending or threatened.

     3.10 Taxes. All federal, state, county and local income, gross receipts, excise, property, franchise, license, sales, transaction privilege, withholding and other taxes have been timely paid and appropriate returns have been timely filed. There are no tax liens on any of its assets and there are not pending, asserted or threatened against Buyer any tax examination or audit or tax claims.

     3.11 Accuracy of Representations. No representation or warranty of Buyer in this Agreement contains any untrue statement of a known material fact, or fails to state a known material fact necessary to make the statements contained herein or therein not misleading as of the date of representation or warranty.

            Neither this Agreement, any of the Schedules or Exhibits, nor any other written material, when viewed separately or together, delivered to Sellers contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading as of the date hereof.

                                   ARTICLE IV
                         MUTUAL COVENANTS AND WARRANTIES

     4.1 Broker. The parties hereto hereby represent and warrant to the other that no person has provided services as a broker, agent or finder in this transaction. The parties shall each indemnify and hold harmless the other from and against any and all other claims or expenses, including attorneys' fees, asserted by any other person purporting to act on behalf of the respective indemnitor as a broker, agent or finder in connection with this transaction.

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

     4.2 Directorship. Buyer agrees to use its best efforts to cause its Board of Directors, promptly following and effective as of the date of this Agreement, to elect Little as a Director.

     4.3 Further Assurances. The parties agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                                    ARTICLE V
                       INDEMNIFICATION AND RELATED MATTERS

     5.1 Indemnification by Sellers. Sellers, in proportion to their Sharing Ratios, jointly and severally, agree to indemnify and hold harmless Buyer and its directors, officers and employees against and in respect of any and all loss, liability, obligation, damage, deficiency or expense resulting from (a) any misrepresentation, breach of any warranty or non-fulfillment of any agreement of Sellers under the terms of this Agreement or in any agreement or certification furnished pursuant hereto; and (b) any actions, suits, proceedings, demands, judgments, costs and reasonable legal, investigatory and other expenses incident to any of the foregoing (regardless of whether, in the case of third party actions, suits or proceedings, Sellers may have a meritorious defense). The maximum limit for the indemnification by Sellers provided herein shall not exceed the aggregate amount of cash received by Sellers pursuant to the provisions of paragraphs 1.2.1. (cash portion thereof),
1.2.2 and 1.2.3.

     5.2 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Sellers against and in respect of any and all loss, liability, obligation, damage, deficiency or expense resulting from (a) any misrepresentation, breach of any warranty or non-fulfillment of any agreement of Buyer under the terms of this Agreement or in any statement or certification furnished pursuant hereto; and (b) any actions, suits, proceedings, demands, judgments, costs and reasonable legal, investigatory and other expenses incident to any of the foregoing (regardless of whether, in the case of third party actions, suits or proceedings, Buyer may have a meritorious defense).

     5.3 Procedure. Promptly after receipt, by any person or persons (as the case may be) that is or are entitled to indemnification under this Article V (each, an "Indemnified Party"), of notice of the commencement of any action in respect of which the Indemnified Party will seek indemnification hereunder, the Indemnified Party shall notify the person obligated to provide such indemnification (the "Indemnifying Party") thereof in writing, but any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Article V, except to the extent that the Indemnifying Party is prejudiced by the failure to give such notice. The Indemnifying Party shall be entitled to participate in the defense of such action and to assume control of such defense with counsel reasonably satisfactory to such Indemnified Party; provided, however, that:

            (a) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

            (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnified Party or the Indemnified Party would be adversely affected thereby;

            (c) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim; and

            (d) the Indemnifying Party shall not be entitled to control the defense of any claim unless, within 15 days after receipt of such written notice from the Indemnified Party, the Indemnifying Party confirms in writing its responsibility for such defense.

            After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such action in accordance with the foregoing, (i) the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, and (ii) as long as the Indemnifying Party is reasonably contesting such action in good faith, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying such action without the Indemnifying Party's prior written consent. If the Indemnifying party elects to so participate in or assume the defense of any such action, the Indemnified Party shall cooperate with the Indemnifying Party in connection with the defense. If the Indemnifying Party does not assume control of the defense of such claim as provided in this Article V, the Indemnified Party shall have the right to defend and/or settle such claim in such manner a it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Article V. The reimbursement of fees, costs and expenses required by this Article V shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

     5.4 Related Matters. In the event that an Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article V, an Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates. In the event that an Indemnified Party becomes entitled to any indemnification from an Indemnifying Party, such indemnification shall be made in cash upon demand.

                                   ARTICLE VI
                               GENERAL PROVISIONS

     6.1 Headings, Construction. The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article", "Section" or "Sections" refer to the corresponding Article, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     6.2 Entire Agreement. This Agreement constitutes the sole and entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements or understandings with respect thereto; and there are no express or implied restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein.

     6.3 Schedules, Exhibits. All schedules and exhibits attached hereto are hereby incorporated herein by this reference.

     6.4 Amendment. This Agreement may be amended or modified and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of the parties hereto or, in the case of waiver, by the party waiving compliance.

     6.5 Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner effect the right to enforce that provision or any other provision hereof at any time thereafter.

     6.6 Expenses. The parties hereto shall bear their respective costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement without obligation to pay or contribute to the expenses incurred by any other party.

     6.7 Notices. Except as otherwise provided herein, all notices and other communications required under the terms and provisions of this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or received by overnight courier, telex, telecopier, telegram or registered mail, return receipt requested, addressed as follows:

     If to the Buyer:              The Providence Service Corporation

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

                                   620 N. Craycroft
                                   Tucson, AZ 85711
                                   Attn: Fletcher McCusker
                                   Fax: (520) 745-1707

     With Copy to:                 Lawrence M. Hecker, Esq.
                                   HECKER, PHILLIPS & ZEEB
                                   405 W. Franklin Street
                                   Tucson, AZ 85701
                                   Fax: (520) 620-0405

     If to Sellers:                Richard P. Little
                                   1804 Stoney Creek Dr.
                                   Fredericksburg, VA 22407
                                   Fax: (540) 372-6494

                                   Parker and/or Roberta Nielsen
                                   6830 Indian Run Court
                                   Annadale, VA 22003
                                   Fax: (540) 372-6494

                                   Karen Percy
                                   10713 Brice Court
                                   Fredericksburg, VA 22407
                                   Fax: (540) 372-6494

     With Copy to:                 Kevin Jones, Esq.
                                   SOKOL & JONES
                                   904 Princess Anne Ct., Suite 101
                                   Fredericksburg, VA 22401
                                   Fax: (540) 899-9144

     If to any of the foregoing parties, at such other address as such party shall from time to time designate in writing to the other parties hereto.

     In the event any notice shall be given by telex, telecopier or telegram, the party giving such notice shall confirm such notice by writing delivered by hand or overnight courier provided, however, that for all purposes hereunder notice shall be deemed effective at the time given by telex, telecopier or telegram.

     6.8 Assignments, Heirs, Successors, and no Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that

Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors, heirs and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors, heirs and assigns.

     6.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     6.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     6.11 Attorneys' Fees. In the event of any action arising out of this Agreement, the prevailing party shall be entitled to recover its costs, expenses and reasonable attorneys' fees incurred in connection with the dispute from the other party.

     6.12 Governing Law. This Agreement will be governed by the laws of the State of Arizona without regard to its conflicts of laws principles.

     6.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                            THE PROVIDENCE SERVICE CORPORATION


                                            By:     /s/  Fletcher McCusker
                                               ---------------------------------
                                                   Its  President and Chief
                                                       Executive Officer


                                            FAMILY PRESERVATION SERVICES, INC.

                                            By:      /s/  R. P. Little
                                               ---------------------------------
                                                      Its President


                                                    /s/  Richard P. Little
                                               ---------------------------------
                                                      RICHARD P. LITTLE


                                                    /s/  Parker Nielsen
                                               ---------------------------------
                                                      PARKER NIELSEN


                                                    /s/  Roberta Nielsen
                                               ---------------------------------
                                                       ROBERTA NIELSEN


                                                    /s/  Karen Percy
                                               ---------------------------------
                                                        KAREN PERCY

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